Exhibit 10.7

May 22, 2013

Dear Dave:

Evoke Pharma, Inc. (the “Company”) values your future contributions. This letter agreement amends and restates (the “Amended and Restated Letter Agreement”) a letter agreement entered into by you with the Company on March 28, 2012, and describes a retention program the Company has established for each of its employees.

1. Retention Events. Upon the first to occur of (a) a Change of Control (as defined below), or (b) an Equity Financing (as defined below) (each such event, a “Retention Event”), you will be eligible to receive a payment(s) in the amount of $225,000.00 (the “Retention Amount”). In the event the Retention Event is a Change of Control, the Retention Amount will be paid to you in cash on the closing date of such Change of Control to recognize the support required to assist in transferring trade secrets and ongoing project management beyond the date of termination. In the event the Retention Event is an Equity Financing, the Retention Amount will be paid to you in cash in 3 equal installments over the 3 months following the consummation of the Equity Financing to ensure a heightened level of support required to accelerate corporate development. Subject to paragraph 2 below, your eligibility for receipt of the foregoing payment(s) is contingent upon your continued employment through the applicable payment date(s). For purposes of this Amended and Restated Letter Agreement, the term “Change of Control” shall have the meaning given to such term in your Amended and Restated Employment Agreement dated as of August 12, 2008, with the Company (the “Employment Agreement”) as in effect on the date hereof. For purposes of this Amended and Restated Letter Agreement, the term “Equity Financing” shall mean the consummation of a public or private equity financing in which investors purchase shares of the Company’s common or preferred stock.

2. Effect of Termination of Employment. If you voluntarily terminate your employment with the Company without Good Reason (as defined below) or your employment terminates as a result of your death or disability (which for these purposes will mean that you are eligible for benefits under the Company’s long-term disability plan) or if the Company terminates your employment for Cause (as defined below), in each case prior to the date on which you have received the full Retention Amount, then you will forfeit any right you may have to receive any unpaid portion of the Retention Amount under this Amended and Restated Letter Agreement. For purposes of this Amended and Restated Letter Agreement, the terms “Cause” and “Good Reason” shall have the meanings given to such terms in the Employment Agreement (provided that clauses (vi) and (vii) of the definition of Good Reason shall not apply for purposes of this Amended and Restated Letter Agreement, you must give the Company notice of the initial occurrence of the event(s) giving rise to Good Reason within thirty days after such occurrence and your resignation for Good Reason must occur within ninety days following the initial occurrence of the event giving rise to Good Reason).

If, however, the Company terminates your employment without Cause or you resign for Good Reason prior to the date on which you have received the full Retention Amount, and without regard to whether a Retention Event has occurred prior to the date of termination, then you will be entitled to receive any unpaid portion of the Retention Amount on the date that is sixty days following your date of termination. As a condition to your receipt of the unpaid portion of the Retention Amount following your termination of employment without Cause or resignation for Good Reason, you will be required to execute a release (the “Release”) in a form acceptable to the Company. Such Release shall specifically relate to all of your rights and claims in existence at the time of such execution and shall confirm your obligations under the Company’s standard form of proprietary information and inventions agreement. It is understood that, as specified in the applicable Release, you will have a certain number of calendar days to consider whether to execute such Release, and you may revoke such Release within seven calendar days after execution. In the event your Release does not become effective within the sixty day period following your date of termination, you will forfeit your right to receive the unpaid portion of the Retention Amount.

The unpaid portion of the Retention Amount will be paid to you in cash within five days following the effective date of your Release.

3. Relationship to Other Compensation. The Retention Amount described herein is independent of all other compensation. You will also remain eligible for all benefits under the Employment Agreement.

4. Tax and Other Deductions. The Retention Amount will be paid, less federal, state and local taxes required to be withheld by the Company.

5. Employment at Will. This Amended and Restated Letter Agreement does not affect your employment relationship with the Company; that is, employment with the Company remains at-will unless otherwise expressly agreed in a separate written contract between you and the Company.

6. Section 409A of the Internal Revenue Code. To the maximum extent permitted by applicable law, the amounts payable pursuant to this Amended and Restated Letter Agreement shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals). To the extent the Retention Amount payable under this Amended and Restated Letter Agreement are subject to Section 409A of the Internal Revenue Code, this Amended and Restated Letter Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Internal Revenue Code and the Treasury Regulations thereunder.

7. Miscellaneous. This Amended and Restated Letter Agreement shall be binding upon and inure to the benefit of the successors of the Company. This Amended and Restated Letter Agreement will not give any rights or remedies to any person other than the undersigned employee and the Company and its successors. This Amended and Restated Letter Agreement will be governed by the laws of the State of California, excluding any that mandate the use of another jurisdiction’s laws. This Amended and Restated Letter Agreement may only be amended with the written consent of the Chairman of the Board of the Company and you. You shall have no rights under this Amended and Restated Letter Agreement other than as an unsecured general creditor of the Company.

Sincerely,

/s/ Cam Garner
Print Name: Cam Garner
Title: Chairman

I acknowledge that I understand and agree to abide by the provisions set forth in the above stated Amended and Restated Letter Agreement.

/s/ David A. Gonyer

Print Name:	David A. Gonyer